Exhibit 10.3

September 11, 2014

Penumbra, Inc.
1351 Harbor Bay Parkway, Suites 100A & 202 Alameda, CA 94502
Attn: Adam Elsesser Dear Adam:
This letter when executed shall serve as an agreement modifying that certain lease dated November 28, 2007 and last modified June 23, 2011, by and between Dollinger Harbor Bay Assocaites, as Landlord and Penumbra, Inc., as Tenant, relating to the Premises at 1351 Harbor Bay Parkway, Suite 100A & 202, Alameda, CA 94502.

IT IS AGREED THAT:

1)Effective upon full execution of this Letter Agreement, the Expiration of the Lease shall be changed to November 30, 2029.

2)Effective upon the substantial completion of the work specified in Paragraph 6 below for the 1351 Harbor Bay Parkway Building, the Tenant shall have one (1) month of base rent waived at the 1351 Harbor Bay Parkway Building. The Base Monthly Rent shall continue to be $124,736.00 per month.

3)Effective December 1, 2015 and annually thereafter the Base Monthly Rent shall increase 3%.

4)Landlord, at Landlord's sole cost and expense shall build the Tenant Improvements as per the attached Exhibit A, using the same building standards as when the Tenant originally moved in and as specified in Exhibit B and Exhibit C attached hereto and paragraph 49 of the original lease.

5)This Amendment and the attached exhibits A, B & C, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

6)Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7)In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

8)Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

9)Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

10)Paragraphs 50, 52 and 53 of the original lease are hereby deleted.

11)Paragraph 51 shall remain in effect but any option period shall be for a minimum of 10 years and shall in no event be less than the rent paid on January 1, 2025.

Sincerely,

Dollinger Harbor Bay Associates By: D&M Investors Fund I LLC Its: General Partner
By: D&M Ventures LP Its: Sole Member
By: David Dollinger Living Trust Its: General Partner
By:

/s/ David Dollinger

David Dollinger, Trustee
Acknowledged and Agreed To:

Penumbra, Inc.

/s/ Adam Elsesser
Adam Elsesser
CEO

Penumbra, Inc.

/s/ Lynn Rothman
Lynn Rothman
CFO